Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MOCON, INC.

ARTICLE I
Name of Corporation

The name of the corporation is MOCON, Inc.

ARTICLE II
Registered Office

The address of the registered office of the Corporation in the State of Minnesota is c/o Corporation Service Company, 2345 Rice Street Suite 230, Roseville, Minnesota 55113. The registered agent of the Corporation is Corporation Service Company.

ARTICLE III
Shares

3.1)      Authorized Shares. The aggregate number of shares of stock the Corporation has authority to issue is 1,000 shares, all of which shall be designated as Common Stock, par value $.01 per share.

3.2)     No Shareholder Approval. Approval of the shareholders of this Corporation shall not be required under Section 302A.405 of the Minnesota Statutes (or similar provisions of future law) in connection with the issuance of shares of a class or series, shares of which are then outstanding, to holders of shares of another class or series.

ARTICLE IV
Classes and Series

In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Minnesota Statutes, Chapter 302A, the Board of Directors of the Corporation shall have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption, and conversion right with respect to any stock of the Corporation. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed common stock with equal rights and preferences.

ARTICLE V
Preemptive Rights Denied

No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or any similar provisions of future law) to subscribe for, purchase, or acquire any shares of the Corporation of any class, or any obligations or other securities convertible into or exchangeable for any such shares, or any rights to purchase any such shares, securities, or obligations.

ARTICLE VI
Cumulative Voting Denied

There shall be no cumulative voting by shareholders of the Corporation.

ARTICLE VII
Merger, Exchange Sale of Assets and Dissolution

Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the Corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

ARTICLE VIII
Dissenters’ Rights

Unless otherwise provided by the Board of Directors, no shareholder of this Corporation shall be entitled to exercise statutory dissenters’ rights under Section 302A.471 of the Minnesota Statutes (or similar provisions of future law) in connection with any amendment to these Amended and Restated Articles of Incorporation.

ARTICLE IX
Action Without Meeting

9.1)     Board of Directors. Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

9.2)     Shareholders. Any action required or permitted to be taken at a meeting of shareholders of this Corporation may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action.

ARTICLE X
Limitation of Liability

No director of this Corporation shall be personally liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to this Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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